EXHIBIT 4.0(c)








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                          GRAND COURT LIFESTYLES, INC.,
                                     ISSUER

                                       TO

                              THE BANK OF NEW YORK,
                                     TRUSTEE


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                          FIRST SUPPLEMENTAL INDENTURE
                             DATED AS OF MAY 3, 1999

                                       TO

                                    INDENTURE
                           DATED AS OF OCTOBER 1, 1998




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     FIRST SUPPLEMENTAL INDENTURE, dated as of May 3, 1999 between GRAND COURT
LIFESTYLES, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), having its principal office at 2650 North Military Trail, Suite 350, Boca Raton, Florida 33431, and THE BANK OF NEW YORK, a New York banking corporation, having its principal corporate trust office at 101 Barclay Street, New York, New York 10286, as Trustee (herein called the "Trustee"), as Trustee under the Indenture dated as of October 1, 1998 (hereinafter called the Indenture);

     WHEREAS, Section 1201 of the Indenture provides, among other things, that the Company and the Trustee may enter into one or more supplemental indentures, without consent of any Holders, to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision thereof, or to make any other changes to the provisions hereof or to add other provisions with respect to matters or questions arising under this Indenture, provided that such other changes or additions shall not adversely affect the interests of the Holders of Securities of any series or Tranche in any material respect;

     WHEREAS, the Company determined to amend Sections 801, 802 and 807 of the Indenture, as permitted by said Section 1201 of the Indenture.

     NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of series thereof, as follows:

                                   ARTICLE ONE

                           AMENDMENTS TO THE INDENTURE

SECTION 101. The Company hereby amends Subsection (b) of Section 801 of the Indenture to read in its entirety as follows:

         "(b) default in the performance of, or breach of, any covenant or warranty of the Company in this Indenture (other than a covenant or warranty a default in the performance of which or breach of which is elsewhere in this Section specifically dealt with or which has expressly been included in this Indenture solely for the benefit of one or more series of Securities other than such series) and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of a majority in principal amount of the Outstanding Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder, unless the Trustee, or the Trustee and the Holders of a principal amount of Securities of such series not less than the principal amount of Securities the Holders of which gave such notice, as the case may be, shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and the Holders of such principal amount of Securities of such series, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued; or"

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SECTION 102. The Company hereby amends the first paragraph of Section 802 of the
Indenture to read in its entirety as follows:

         "If an Event of Default shall have occurred and be continuing with respect to Securities of any series at the time Outstanding, then in every such case the Holders of a majority in principal amount of the Outstanding Securities of such series may declare the principal amount (or, if any of the Securities of such series are Discount Securities, such portion of the principal amount of such Securities as may be specified in the terms thereof as contemplated by Section 301) of all of the Securities of such series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon receipt by the Company of notice of such declaration such principal amount (or specified amount) shall become immediately due and payable; provided, however, that if an Event of Default shall have occurred and be continuing with respect to more than one series of Securities, the Holders of a majority in aggregate principal amount of the Outstanding Securities of all such series, considered as one class, may make such declaration of acceleration, and not the Holders of the Securities of any one of such series."

SECTION 103. The Company hereby amends the Subsection (b) of Section 807 of the Indenture to read in its entirety as follows:

         "(b) the Holders of a majority in aggregate principal amount of the Outstanding Securities of all series in respect of which an Event of Default shall have occurred and be continuing, considered as one class, shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;"


                                   ARTICLE TWO

                            MISCELLANEOUS PROVISIONS

SECTION 201. Subject to the amendments provided for in this First Supplemental Indenture, the terms defined in the Indenture shall, for all purposes of this First Supplemental Indenture, have the meanings specified in the Indenture.

SECTION 202. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental
Indenture to be duly executed, all as of the day and year first above written.

                                                GRAND COURT LIFESTYLES, INC.



                                                By: /s/ Catherine Merlino
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                                                THE BANK OF NEW YORK,
                                                  as Trustee



                                                By: /s/Lucille Firrincieli
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